Exhibit 32.1

CERTIFICATION OF PERIODIC FINANCIAL REPORTS PURSUANT TO 18 U.S.C. §1350

The undersigned duly appointed and acting Principal Executive Officer of Austerlitz Acquisition Corporation II, incorporated as a Cayman Islands exempted company (the “Company”), hereby certifies that, to the best of his knowledge:

1.	The periodic report containing financial statements to which this certificate is an exhibit fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

2.	The information contained in the periodic report to which this certificate is an exhibit fairly presents, in all material respects, the financial condition and results of operations of the Company.

In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date: March 16, 2022

By:	/s/ David W. Ducommun
David W. Ducommun
President and Principal Executive Officer